UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(844) 762-7723

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SOBR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, SOBR Safe, Inc. (the “Company”), entered into an executive employment agreement, effective January 30, 2023 (the “Employment Agreement”) with David Gandini, the Company’s Chief Executive Officer, which will extend from such effective date through December 31, 2025 (the “Term”). The Term will automatically renew for additional terms of one year (the “Renewal Terms”) unless written notice not to renew is otherwise given by either Mr. Gandini or the Company. All terms used but not defined herein shall have the meaning ascribed to such term in the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Gandini will receive an annual base salary of $300,000. For each subsequent calendar year of the Term and Renewal Terms, Mr. Gandini will receive salary adjustments as recommended by the Compensation Committee and approved by the Company’s Board of Directors (the “Board”). Mr. Gandini is also entitled to participate in the Company’s Annual Bonus Plan and any and all other incentive payments available to executives of the Company. Mr. Gandini may also be provided with regular equity grants commensurate with his role and as awarded by the Board pursuant to the Company’s 2019 Equity Incentive Plan.

As provided in the Employment Agreement, Mr. Gandini will also be entitled to benefits, including insurance coverage, sick leave, vacation, and holidays. Mr. Gandini will also be entitled to participate in the policies and offerings of the Company’s standard retirement plan. The Company shall also reimburse Mr. Gandini for expenses which are necessary for the discharge of his duties, including travel.

The Employment Agreement can be terminated by the Board at any time for or without Cause. Mr. Gandini may also resign from his employment with or without Good Reason.

If Mr. Gandini is terminated for Cause, he will receive his unused vacation and accrued but unused sick time earned but unpaid Base Salary, if any; amounts owed by the Company to Mr. Gandini prior to or pursuant to the Employment Agreement; an amount equal to premium payments for COBRA coverage for a period of six months following termination of his employment for Cause; approved expense reimbursements, if any; and any other payments or amounts as may be required by applicable federal or state employment laws.

If Mr. Gandini is terminated without Cause or resigns for Good Reason, he will receive his accrued but unused vacation and accrued but unused sick time; earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any, and, at the end of the fiscal year in which he was been terminated, a pro rata portion of any bonus to which he earned under his Annual Bonus Plan through the date of his termination; vested but unexercised Equity, if any, as well as the acceleration of any unvested Equity which shall automatically vest immediately upon his termination; approved expense reimbursements, if any; and all other payments or amounts as may be required by applicable federal or state employment laws, as well as a severance payment equivalent to one year of his Base Salary provided that he executes a release of claims against the Company and any and all of its affiliates, employees, and officers.

If Mr. Gandini resigns without Good Reason, the Board may, in its sole discretion, (1) place him on paid administrative leave for a 60-day period; or (2) require that he continue to perform his duties listed in the Employment Agreement until the expiration of the 60-day period. Regardless of which option the Board elects, Mr. Gandini agrees that, upon termination of employment, he shall be entitled only to accrued but unused vacation and accrued unused sick time as set forth in the Employment Agreement, earned but unpaid Base Salary, if any; awarded but unpaid Annual Bonus Plan Payment, if any; vested but unexercised Equity, if any; approved expense reimbursements, if any; and any further payments or amounts as may be required by applicable federal or state employment laws.

If the Employment Agreement is terminated by expiration, Mr. Gandini will be entitled to his earned but unpaid Base Salary, awarded but unpaid Annual Bonus Payment, vested but unexercised Equity, any approved expense reimbursement, and any other payments or amounts as may be required by applicable federal or state employment laws.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 herewith and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Employment Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement between David Gandini and SOBR Safe, Inc., dated January 30, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc.

Date: February 3, 2023	By:	/s/ David Gandini
	Name:	David Gandini
	Title:	Chief Executive Officer

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